Exhibit 99.2

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into June 7, 2013, effective as of May 1, 2013, by and between ALFRED A. PLAMANN (“Consultant”) and UNIFIED GROCERS, INC., a California corporation (the “Company”).

Recitals

(a) Consultant was employed as CEO of the Company until April 30, 2013.

(b) The Company desires to utilize the experience and expertise of Consultant to aid in its transition to a successor CEO and Consultant is willing to provide such services as provided in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1. Engagement of Consultant: Company hereby engages Consultant, and Consultant hereby accepts such engagement upon the terms and conditions hereinafter set forth.

2. Duties:

(a) Consulting Duties. Consultant shall report to the CEO and the Chairman of the Executive Committee of the Board of Directors. Either or both of the Chairman of the Executive Committee of the Board of Directors and the CEO of the Company shall make specific assignments to Consultant from time to time.

(b) Limited Engagement. Company and Consultant acknowledge that Consultant shall only devote such attention to the business of Company as is necessary to discharge the duties reasonably requested by the Company, but in no case will Consultant be required to spend more than 10 hours per week on the Company’s business. Consultant may engage in other activities, provided such activities do not violate the restrictions set forth in Paragraph 7, below.

3. Compensation: In consideration for the services to be rendered by the Consultant hereunder, Company agrees to pay to Consultant during the Term of this Agreement and Consultant agrees to accept compensation at a monthly rate of $69,166.67, payable monthly, in arrears, on the last day of each month during the Term, prorated on a daily basis for periods of less than one month.

4. Expenses: Company shall not be liable to Consultant for any expenses paid or incurred by Consultant, except for reasonable business expenses which are pre-approved by the CEO. Consultant will submit reimbursable expenses to the Company for payment in accordance with the Company’s usual procedures for reimbursement of such expenses.

5. Additional Benefit:

(a) During the term, Consultant shall not be eligible for, and shall not participate in, any employee benefit plan of Company.

(b) Consultant shall be provided at Company expense reasonable clerical assistance as needed to perform his duties hereunder.

6. Relationship:

(a) Independent Activities. The relationship between the Company and Consultant is that of principal-independent contractor and the activities conducted by the parties pursuant to this Agreement shall not create a partnership, joint venture or employer-employee relationship between them.

(b) Federal, State, and Local Payroll Taxes. Because Consultant is engaged in Consultant’s own independently established business, neither federal, nor state, nor local income tax, nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant understands that Consultant is responsible to pay Consultant’s own income tax. Consultant understands that Consultant may be liable for employment (social security) tax of Consultant, if any, to be paid by Consultant according to law. Consultant shall be responsible for payment of all taxes applicable under existing laws, including, but not limited to, social security taxes, and federal, state and local income taxes. Consultant covenants that Consultant will make all necessary payments due appropriate governmental agencies to comply with the foregoing. Company will report payments to Consultant hereunder on Form 1099.

7. Restrictions: Consultant recognizes and acknowledges that information regarding the Company’s plans, practices, procedures, strategies, methodologies and similar non-public information (the “Proprietary Information”), as it may exist from time to time, is a valuable, special and unique asset of the Company. Consultant will not, for any reason or purpose whatsoever, during or after the term of this Agreement, directly or indirectly, disclose any Proprietary Information, to any other person, corporation, partnership, trust, limited liability company, association or other entity other than on behalf of the Company. Consultant acknowledges that he will have access to and may continue to develop Company’s Proprietary Information. Consultant agrees at all times to diligently exercise all precautions to protect the integrity of such information.

8. Term and Termination: The term of this Agreement (“Term”) shall commence May 1, 2013 and end at 5:00 p.m. Los Angeles California time, September 28, 2013 or upon the death or disability of Consultant or breach by either party of the terms of this Agreement which is not cured, or which cannot be cured within 30 days of such breach, whichever event first occurs. Upon termination, Consultant shall be paid all unpaid compensation and expenses accrued to the date of termination.

9. General Provisions:

(a) Construction: This Agreement shall be governed by, and be construed in accordance with, the internal laws of the State of California, and shall be binding upon, and shall inure to the benefit of the heirs, executors, assigns, transferees and successors in interest of the parties hereto, notwithstanding the reorganization, merger, consolidation or change in personnel of Company.

(b) Notices: Any notices required or permitted to be given hereunder shall be sufficient if in writing and if either delivered in person or by prepaid overnight courier service, or sent by certified or registered mail, return receipt requested, to the address stated on the signature page of this Agreement (or to such other address as a party hereto may designate to the other party by written notice in accordance with the terms hereof) and shall be deemed given when delivered in person, the next business day after being given to an overnight courier service or five (5) business days after being deposited in the United States mails.

(c) Entire Agreement: This instrument contains the entire Agreement of the parties covering the subject matter hereof. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement supersedes and abrogates the terms of any other Agreement between the parties hereto covering the same subject matter, whether written or oral.

(d) Attorneys’ Fees: If a party hereto brings suit against the other party hereto, then the prevailing party shall be entitled to recover from the other all paralegal and attorneys’ fees and costs of suit incurred in connection therewith.

IN WITNESS, WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNIFIED GROCERS, INC. 5200 Sheila Street Commerce, California 90040

By:

Its:

ALFRED A. PLAMANN

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